UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 22, 2017

TIME:	9:00 a.m. Mountain Standard Time
PLACE:	Microchip Technology Incorporated 2355 W. Chandler Boulevard Chandler, Arizona 85224-6199
ITEMS OF BUSINESS:	(1)
The election of each of Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

(2)
To approve the amendment and restatement of our 2004 Equity Incentive Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by 6,000,000, (ii) re-approve the 2004 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m), and (iii) make certain other changes as set forth in the amended and restated plan.

(3) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2018.
(4) To hold an advisory (non-binding) vote regarding the compensation of our named executives.
(5) To hold an advisory (non-binding) vote regarding the frequency of holding an advisory vote on the compensation of our named executives.
(6) To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote for each of the foregoing items (1) through (4), and for a frequency period of one year on item (5).

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 28, 2017 are entitled to vote at the annual meeting.
ANNUAL REPORT:	Microchip's fiscal 2017 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY:
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders may have a choice of voting their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 22, 2017
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 13, 2017

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 22, 2017, beginning at 9:00 a.m., Mountain Standard Time. The annual meeting will be held at our Chandler facility located at 2355 W. Chandler Blvd., Chandler, AZ 85224-6199.
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2017 annual meeting of stockholders and at any adjournment(s) thereof.
Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2017 refer to the 12-month period from April 1, 2016 through March 31, 2017; references to fiscal 2016 refer to the 12-month period from April 1, 2015 through March 31, 2016; and references to fiscal 2015 refer to the 12-month period from April 1, 2014 through March 31, 2015.
We anticipate first mailing this proxy statement and accompanying form of proxy on July 13, 2017 to holders of record of Microchip's common stock on June 28, 2017 (the "Record Date").

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.
The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.
All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Stockholders Entitled to Vote
Stockholders of record at the close of business on the Record Date, June 28, 2017, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the five director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 232,723,905 shares of our common stock issued and outstanding.
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting on August 22, 2017, and for 10 days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Standard Time.
Required Vote
Quorum, Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (NYSE), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Three to be considered at the annual meeting may be treated as a routine matter. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on such matter.
Election of Directors (Proposal One)
A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Approval of Microchip's Amended and Restated 2004 Equity Incentive Plan (Proposal Two)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to (i) increase the number of shares of our common stock authorized for issuance thereunder by 6,000,000, (ii) re-approve the 2004 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) make certain other changes as set forth in the amended and restated 2004 Equity Incentive Plan. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.

Ratification of Independent Registered Public Accounting Firm (Proposal Three)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2018. Abstentions will have the same effect as voting against this proposal.
Advisory Vote Regarding the Compensation of our Named Executives (Proposal Four)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.
Advisory Vote Regarding the Frequency of Voting on the Compensation of our Named Executives (Proposal Five)
A plurality of the votes duly cast is required to indicate, on an advisory (non-binding) basis, the frequency of stockholder voting on the compensation of our named executive officers (i.e., the selection receiving the greatest number of votes will be the advisory election). Abstentions and broker "non-votes" will be treated as if no vote were cast with respect to this proposal.
Electronic Access to Proxy Statement and Annual Report
This proxy statement and our fiscal 2017 Annual Report are available at www.microchip.com/annual_reports.
We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.
Cost of Proxy Solicitation
Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS

Meetings of the Board of Directors
Our Board of Directors met six times in fiscal 2017. Each director attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Directors held during fiscal 2017 during such time as such person was a director, and (ii) the total number of meetings held by all of the committees of the Board of Directors on which he or she served during fiscal 2017 during such time as such person was a director. The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord is an independent director as defined by applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure
The Board of Directors believes that Microchip's Chief Executive Officer, Steve Sanghi, is best situated to serve as Chairman because he is the director most familiar with Microchip's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while the Chief Executive Officer brings company-specific experience and industry expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. Microchip does not have a lead independent director.
Board Oversight of Risk Management
The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip.
The Board of Directors and the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, intellectual property, taxes, cyber security, IT system continuity, products and employees. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, system improvements, insurance or self-insurance. The Board of Directors believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.
Communications from Stockholders
Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.
Committees of the Board of Directors
The following table lists our three Board committees, the directors who served on them and the number of committee meetings held in fiscal 2017:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2017

Name	Audit	Compensation	Nominating and Governance
Mr. Chapman	C		●
Mr. Day		●	C
Ms. Johnson	●		●
Mr. Meyercord	●	C	●
Mr. Sanghi
Meetings held in fiscal 2017	8	10	2

C = Chair
● = Member

Audit Committee
The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of May 15, 2015. A copy of the Audit Committee charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board of Directors has also determined that each of Mr. Chapman and Mr. Meyercord meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.
In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Compensation Committee
Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 15, 2015. The committee charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
The Board of Directors has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 28.

Nominating and Governance Committee
Our Nominating and Governance Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating and Governance Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors. The responsibilities of our Nominating and Governance Committee are further described in the committee charter, as amended and restated as of May 19, 2014, which is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com. The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.
When considering a candidate for a director position, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating and Governance Committee believes it is important that the members of the Board of Directors represent diverse viewpoints. Accordingly, the Nominating and Governance Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating and Governance Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2018 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 54. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.
Attendance at the Annual Meeting of Stockholders
All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our fiscal 2016 annual meeting of stockholders on August 15, 2016.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.
We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2017 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.
Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2017 for filing with the SEC.
By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chairman)	Esther L. Johnson	Wade F. Meyercord
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.
Director Compensation
Procedures Regarding Director Compensation
The Board of Directors sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board of Directors has not used outside consultants in setting non-employee director compensation.
Director Fees
Effective November 14, 2016, non-employee directors receive an annual retainer of $71,500, paid in quarterly installments, and $3,000 for each meeting attended in person. Directors do not receive any additional compensation for telephonic meetings of the Board of Directors, for meetings of committees of the Board, or for serving as a committee chair.
Equity Compensation
Under the terms of our 2004 Equity Incentive Plan, each non-employee director is automatically granted:

•
upon the date that the individual is first appointed or elected to the Board of Directors as a non-employee director, that number of restricted stock units ("RSUs") equal to $160,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made; and

•
upon the date of our annual meeting, provided that the individual has served as a non-employee director for at least three months on that date and has been elected by the stockholders to serve as a member of the Board of Directors at that annual meeting, that number of RSUs equal to $84,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of our fiscal quarter in which the grant is made.

In addition, upon the date of our 2015 annual meeting, each individual who had served as a non-employee director for at least five years on that date and was elected by the stockholders to serve as a member of the Board of Directors at that annual meeting (i.e., Messrs. Chapman, Day and Meyercord) was granted that number of RSUs equal to $100,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth day of the second month of our fiscal quarter in which the grant was made.
All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.
In accordance with the foregoing, on August 15, 2016, each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord was granted 1,372 RSUs.
The following table details the total compensation for Microchip's non-employee directors for fiscal 2017:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Steve Sanghi (2)	$—	$—	$—	$—	$—	$—
Matthew W. Chapman	80,250	80,131	—	—	—	160,381
L.B. Day	80,250	80,131	—	—	—	160,381
Esther L. Johnson	80,250	80,131	—	—	—	160,381
Wade F. Meyercord	80,250	80,131	—	—	—	160,381

(1)
The stock award of 1,372 RSUs to each of the directors on August 15, 2016 had a fair value on the grant date of $58.40 per share and a market value on the grant date of $61.21 per share with an aggregate market value of each award of approximately $84,000.

(2)	Mr. Sanghi, our Chief Executive Officer and Chairman of the Board, does not receive any additional compensation for his service as a member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Meyercord (Chair) and Mr. Day. Each such person is an independent director. Neither Mr. Day nor Mr. Meyercord had any related-party transaction with Microchip during fiscal 2017 other than compensation for service as a director. In addition, neither of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2017, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS
During fiscal 2017, Microchip had no related-party transactions within the meaning of applicable SEC rules.
Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2017, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2017 except that Mr. Sanghi filed one late Form 4 in November 2016 with respect to one transaction; Mr. Moorthy filed one late Form 4 in October 2016 with respect to one transaction, and Mr. Meyercord filed one late Form 4 in August 2016 with respect to one transaction.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of five directors: Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord. Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. Each of the nominees is currently serving as a director and has agreed to continue serving if re-elected. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.
Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord.
The term of office of each person who is elected as a director at the annual meeting will continue until the 2018 annual meeting of stockholders and until a successor has been elected and qualified.
Vote Required; Board Recommendation
A nominee for director in an uncontested election shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld notes or broker non-votes).
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed below.
Information on Nominees for Director (as of June 30, 2017)

Name	Age	Position(s) Held
Steve Sanghi	61	Chief Executive Officer and Chairman of the Board
Matthew W. Chapman	66	Director
L.B. Day	72	Director
Esther L. Johnson	65	Director
Wade F. Meyercord	76	Director

Steve Sanghi has served as Chief Executive Officer since October 1991, and Chairman of the Board since October 1993. He served as President from August 1990 to February 2016 and has served as a director since August 1990. From May 2004 through March 2014, when Xyratex Ltd. was acquired by Seagate Technology plc., he was a member of the Board of Directors of Xyratex Ltd., a publicly held U.K. company that specializes in storage and network technology. From May 2007 until April 2016, Mr. Sanghi served as a director of FIRST Organization, a not-for-profit public charity founded in 1989 to develop young people's interest in science and technology. From October 2013 through July 2014 when Hittite Microwave Corporation, a publicly held semiconductor company, was acquired, Mr. Sanghi was a member of the Board of Directors of Hittite Microwave Corporation. In November 2016, Mr. Sanghi joined the Board of Directors of Myomo, Inc., a commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper-limb paralysis.
The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he has served as CEO of Microchip for over 25 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to Microchip's extraordinary growth and profitability over the past 25 years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. Since December 2006, he has served as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman also serves on the Board of Directors of the Oregon Business Association and Knowledge Alliance, and on the Board of Regents of the University of Portland.
The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations. The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve on the Board of Directors’ nominating and governance committee.
L.B. Day has served as a director of Microchip since December 1994. Mr. Day serves as President of L.B. Day & Company, Inc., a consulting firm whose parent company he co-founded in 1977, which provides strategic planning, strategic marketing and organization design services to the elite of the technology world. He has written on strategic planning and is involved with competitive factor assessment in the semiconductor and other technology market segments, geared to helping client organizations incorporate competitive factor assessment findings into their strategic plans. He has served as a board member or as an advisor to many public and private boards.
The Board of Directors concluded that Mr. Day should be nominated to serve as a director due to his significant experience in corporate management and strategic matters.  In particular, through his consulting practice, Mr. Day has been a key strategic advisor to a number of large public corporations. The Board of Directors also recognizes Mr. Day's experience in financial matters. The Board of Directors believes that Mr. Day's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee.
Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards.
The Board of Directors concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive level experience in the technology industry. The Board of Directors also recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies. The Board of Directors also recognizes Ms. Johnson's experience in financial matters. The Board of Directors believes that Ms. Johnson's background makes her well suited to serve on the Board of Directors' audit committee and nominating and governance committee.
Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009 and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005.
The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board of Directors believes that Mr. Meyercord's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee. The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

PROPOSAL TWO

APPROVAL OF AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

Our 2004 Equity Incentive Plan (the "Plan") was initially approved by our stockholders in August 2004. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards (which may be granted in the form of restricted stock or restricted stock units ("Restricted Stock Units" or "RSUs")), performance shares, performance units, and deferred stock units to our employees and consultants as well as for automatic grants of RSUs to the non-employee members of our Board of Directors.
Our Board of Directors is asking our stockholders to approve amending and restating the Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by 6,000,000, and (ii) make certain other changes, including (x) providing that the gross shares pursuant to stock appreciation rights granted under the Plan (i.e., the shares actually issued pursuant to a stock appreciation right as well as the shares that represent payment of the exercise price and any applicable tax withholdings) will not be available for future grant or sale under the Plan; (y) adding a requirement that no award that vests on the basis of an individual’s continuous service with us will vest earlier than one year following the date of grant, except with respect to 5% of the maximum number of shares issuable under the Plan; and (z) clarifying that there will be no right for a participant to receive dividends until the shares subject to stock appreciation rights are issued and there will be no right for a participant to receive dividends until the restrictions on shares of restricted stock lapse. We are also asking our stockholders to re-approve the material terms of the Plan so that we can (i) continue to have the ability to grant equity awards that constitute "performance-based compensation" for purposes of Internal Revenue Code Section 162(m) ("Section 162(m)"), and (ii) grant certain French-qualified RSUs. Our Board of Directors believes that in order for us to remain competitive amidst the changing equity compensation landscape, we must be able to continue to use equity compensation arrangements to help us achieve our goal of attracting, retaining and motivating our personnel. We believe that, as amended and restated, the Plan will be an essential element of our competitive compensation package.
Reasons for Voting for this Proposal
Long-Term Equity is a Key Component of our Compensation Strategy.
Our compensation strategy is to compensate our personnel in a manner that retains the highly talented employees necessary to manage and staff our business in an innovative and competitive industry. Our employees are our most valuable asset and we strive to provide them with compensation packages that are competitive, reward personal and company performance, and help meet our retention needs. We believe that equity awards, the value of which depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element to achieving our compensation goals. Equity awards also reinforce employees' incentives to manage our business as owners, aligning employees' interests with those of our stockholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain, and motivate employees to continue to grow our business. As of March 31, 2017, there were approximately 7,240 employees (including executive officers), consultants, and non-employee directors who held outstanding equity awards granted under the Plan. We believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders.
Requested Share Reserve Increase is Reasonable and Required to Meet our Forecasted Needs.
When we most recently increased the number of shares of common stock authorized for issuance under the Plan in 2012, we believed the shares of our common stock reserved for issuance under the Plan would be sufficient to enable us to grant equity awards until 2017. This estimate was based on forecasts that took into account our anticipated rate in growth in hiring, an estimated range of our stock price over time, and our anticipated burn rates.

Our Board of Directors believes it is necessary to reserve additional shares of our common stock under the Plan to meet our anticipated equity compensation needs for the next several years.   When determining the increase in the number of shares of common stock reserved for issuance under the Plan, our Board considered that we must be able to continue to use equity compensation arrangements to help us achieve our goal of attracting, retaining and motivating our personnel.  Our Board also considering the following:

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As of March 31, 2017, the number of shares of common stock that remained available for issuance under the Plan was 7,274,275, and we had 229,397,877 shares of common stock outstanding.   As of such date, the outstanding equity awards under the Plan covered a total of 6,031,346 shares of our common stock, which consisted of (i) 5,981,292 shares subject to outstanding RSUs which were subject to vesting restrictions and (ii) 50,054 shares subject to outstanding options.

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In fiscal 2017, fiscal 2016 and fiscal 2015, our usage of shares of our common stock for our stock plans as a percentage of our outstanding stock (i.e., our “burn rate”) was 0.61%, 1.09% and 0.60%, respectively. Our burn rate was calculated by dividing the number of shares subject to awards granted during the fiscal year by the weighted average number of shares outstanding during the fiscal year.  Our average annual burn rate over this three-year period was 0.77%.

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Our Board of Directors anticipates that the proposed share increase to the Plan will be sufficient for us to continue granting equity awards under the Plan through at least 2022 based on our average burn rate over the past three fiscal years.  We are unable to predict our actual burn rate which will depend on a number of factors including the competitive dynamics for attracting, retaining and motivating our current and future employees, our future stock price, the impact of any future acquisitions we may make, any changes in tax laws, any changes in accounting rules related to share-based compensation and other factors. In particular, our Board considered that upon the closing of an acquisition (such as our acquisition of Atmel), we have typically assumed certain outstanding stock awards under the equity plans of the target company and such awards do not reduce the share reserve under Microchip's Plan.  However, future equity awards to employees who join Microchip as a result of an acquisition will be made under the Plan and will reduce the share reserve under the Plan.

Our Board of Directors approved the amended and restated Plan on May 16, 2017. If stockholders approve this proposal, the amended and restated Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be limited, as the Plan will continue to be administered in its current form and the share increase will not take effect.
The Plan Includes Compensation and Governance Best Practices
The Plan includes provisions that are considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders' interest, as follows:

•	Administration. The Plan is administered by the Compensation Committee, which consists entirely of independent non-employee directors.

•	Repricing or Exchange Programs are Not Allowed. The Plan does not permit outstanding options or stock appreciation rights to be repriced or exchanged for other awards.

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Minimum Vesting Requirements. In general, awards vesting on the basis of an individual's continuous service with us will vest in full no earlier than the one-year anniversary of the grant date, although up to 5% of the shares reserved in the Plan may be granted without this minimum vesting requirement.

•	Limited Transferability. Awards under the Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

•	No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

•	No Dividends on Unvested Restricted Stock. The Plan provides that a participant has no right to receive dividends on restricted stock until the restrictions on shares of restricted stock lapse.
Approving the Plan Allows Us to Grant Certain Tax-Qualified Awards under Section 162(m)
The approval of the Plan also is intended to give us, if we deem appropriate or desirable, the continued ability to grant awards that are intended to allow us to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with certain awards that may be granted to them under the Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and certain other executive officers (excluding the chief financial officer). However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit if certain requirements are met. To enable compensation in connection with stock options, stock appreciation rights, RSUs and certain full-value awards and performance awards under the Plan to qualify as “performance-based” within the meaning of Section 162(m), the Plan limits the sizes of awards that may be granted to a participant each calendar year as further described below (among other requirements). By approving the amended and restated Plan, the stockholders will be re-approving, among other things, eligibility requirements for participation in the Plan and the other material terms of the Plan and awards granted under the Plan, including limits on the numbers of shares or compensation that could be granted to a participant each calendar year, and re-approving, among things, performance measures upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant awards under the Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).
Approving the Plan Allows Us to Grant Certain French-Qualified Restricted Stock Units
In August 2015, a new law was adopted in France, which is referred to as "Loi Macron."  Loi Macron provides potentially favorable tax and social contribution treatment to both our French subsidiaries and the employees receiving certain French-qualified equity awards. In order to benefit from Loi Macron’s favorable tax treatment, French-qualified RSUs must be granted pursuant to an equity plan authorized by stockholders after August 7, 2015.  We are not required to grant French-qualified RSUs in France and may choose, at our discretion, to grant non-qualified awards to employees of our French subsidiaries depending on the circumstances. Stockholder approval of the Plan at the Annual Meeting would allow us to meet the stockholder authorization requirement for granting French-qualified RSUs with Loi Macron terms.  The approximate number of eligible employees that might receive awards under the Plan’s French subplan is 410.  Grants under the Plan and the French subplan are discretionary in nature and some employees might not receive grants under the Plan and/or the French subplan.
Our executive officers and directors have an interest in the approval of the Plan because they are eligible to receive equity awards under the Plan.
Please see the summary of our Plan, as amended and restated, below.
Vote Required and Recommendation
An affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our Annual Meeting is required to approve our amended and restated Plan. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving our amended and restated Plan and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends a vote "FOR" Proposal Two, the approval of our amended and restated 2004 Equity Incentive Plan.

Description of the 2004 Equity Incentive Plan
The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the amended and restated Plan, which is attached as Appendix A. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.
General. The purposes of the Plan are to attract and retain the best available personnel, provide additional incentive to our employees, consultants and non-employee directors and promote the success of our business.
Shares Available for Issuance.  Upon approval of the amended and restated Plan and subject to adjustment for changes in our capitalization, the maximum aggregate number of shares of common stock which may be issued under the Plan is 36,300,000 shares of common stock plus any shares subject to any options under our 1993 or 1997 Nonstatutory Stock Option Plans that expired unexercised, up to a maximum of an additional 5,000,000 shares.
If an award expires or becomes unexercisable without having been exercised in full, or with respect to restricted stock, RSUs, performance shares, performance units or deferred stock units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to stock appreciation rights, the gross shares issued (i.e., shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price and any applicable tax withholdings pursuant to a stock appreciation right) shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares, performance units or deferred stock units are repurchased by us at their original purchase price or are forfeited to us, such shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an award shall become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of shares available for issuance under the Plan.
Administration. The Plan may be administered by our Board of Directors or a committee or committees, which may be appointed by our Board of Directors (the "Administrator"). To the extent that the Administrator determines it to be desirable to qualify awards granted under the Plan as "performance-based compensation" under Section 162(m), the Plan will be administered by a committee of two or more "outside directors" within the meaning of Section 162(m).
Subject to the provisions of the Plan, the Administrator has the authority to: (i) construe and interpret the plan and awards; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the service providers to whom awards are to be granted (apart from the non-employee director automatic grant provisions); (iv) subject to the limits set forth in the Plan, determine the number of shares or equivalent units to be granted subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) determine the terms and conditions, not inconsistent with the terms of the Plan, applicable to awards granted under the Plan; (vii) modify or amend any outstanding award subject to applicable legal restrictions and the restrictions set forth in the Plan; (viii) authorize any person to execute, on our behalf, any instrument required to effect the grant of an award; (ix) approve forms of agreement for use under the Plan; (x) allow participants to satisfy tax withholding obligations by electing to have Microchip withhold from the shares or cash to be issued upon exercise, vesting of an award (or distribution of a deferred stock unit) that number of shares or cash having a fair market value equal to the minimum amount required to be withheld; (xi) determine the fair market value of the shares of our common stock and (xii) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.
Plan Term. Unless previously terminated by the Board of Directors, the Plan shall terminate on May 22, 2022.
Discount Award Limitations. No stock options or stock appreciation rights may be granted with an exercise price that is less than 100% of fair market value on the date of grant.

No Repricing. The Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award or for cash.
Eligibility. The Plan provides that awards may be granted to our employees, consultants and non-employee directors.
Minimum Vesting Requirements. Except with respect to 5% of the maximum number of shares issuable under the Plan, no award that vests on the basis of an individual's continuous service with us will vest earlier than one year following the date of grant; provided, however, that vesting of an award may be accelerated upon the death, disability, or involuntary termination of the service of the grantee, or in connection with a corporate transaction, as defined in the Plan.
Code Section 162(m) Performance Goals. We have designed the Plan so that it permits us to issue awards that qualify as performance-based compensation under Section 162(m). Thus, the Administrator may make performance goals applicable to a participant with respect to an award. At the Administrator's discretion, one or more of the following performance goals may apply: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin or gross margin as a percentage of revenue, (vii) operating margin or operating margin as a percentage of revenue, (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) net income, (xii) stock price, (xiii) return on equity, (xiv) total stockholder return, (xv) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvi) return on capital, (xvii) return on assets or net assets, (xviii) return on investment, (xix) operating profit or net operating profit, (xx) market share (which may include ranking for a specific product line or market share percentage for a given product line), (xxi) contract awards or backlog, (xxii) overhead or other expense reduction, (xxiii) credit rating, (xxiv) objective customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, and (xxix) objective employee metrics. The performance measures listed above may apply to either Microchip as a whole or, except with respect to stockholder return metrics, a region, business unit, affiliate or business segment or specific product or products, and measured either on an absolute basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with GAAP, in accordance with IASB Principles or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or any other objectively determinable items including, without limitation, (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture, or (c) the effect of any changes in accounting principles affecting Microchip's or a business unit's, region's, affiliate's or business segment's reported results. The performance goals may differ from participant to participant and from award to award.
Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the participant and Microchip and is subject to the following terms and conditions:
(a)    Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. However, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted. For purposes of the Plan, "fair market value" is generally the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.
(b)    Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, other shares of our common stock owned by the participant, delivery of an exercise notice together with irrevocable instructions to a broker to deliver to us the exercise price from sale proceeds, by a combination thereof, or by such other consideration and method of payment to the extent permitted by applicable laws.
(c)    Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.

(d)    Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all options held by such participant under the Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(e)    Permanent Disability. If an employee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such participant under the Plan shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for six months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(f)    Death. If a participant dies while employed by us, 100% of his or her awards shall immediately vest, and his or her option shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for 12 months following the participant's termination. The executors or other legal representatives or the participant may exercise all or part of the participant's option at any time before such expiration with respect to all shares subject to such option.
(g)    Other Provisions. The stock option agreement may contain terms, provisions and conditions that are consistent with the Plan as determined by the Administrator.
162(m) Share Limit. No participant may be granted stock options and stock appreciation rights to purchase more than 1,500,000 shares of common stock in any fiscal year, except that up to 4,000,000 shares may be granted in the participant's first fiscal year of service.
Terms and Conditions of Stock Appreciation Rights. The Administrator determines the exercise price of stock appreciation rights (or "SARs") at the time they are granted. However, the exercise price of a SAR may not be less than 100% of the fair market value of the common stock on the date the SAR is granted. Otherwise, the Administrator, subject to the provisions of the Plan (including the 162(m) share limit referred to above and the minimum vesting requirements), shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, in no event shall a SAR granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.
Payment of Stock Appreciation Right Amount. Upon exercise of an SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a share on the date of exercise and the exercise price and (ii) the number of shares for which the SAR is exercised.
Payment upon Exercise of Stock Appreciation Right. At the discretion of the Administrator, payment to the holder of an SAR may be in cash, shares of our common stock or a combination thereof. To the extent that an SAR is settled in cash, the shares available for issuance under the Plan shall not be diminished as a result of the settlement.
Stock Appreciation Right Agreement. Each SAR grant shall be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the committee, in its sole discretion, shall determine.
Expiration of Stock Appreciation Rights. SARs granted under the Plan expire as determined by the Administrator, but in no event later than ten years from date of grant. No SAR may be exercised by any person after its expiration. The same provisions regarding termination of service that apply to options apply to SARs.

Terms and Conditions of Restricted Stock. Subject to the terms and conditions of the Plan, restricted stock may be granted to our employees and consultants at any time and from time to time at the discretion of the Administrator. Subject to the minimum vesting requirements, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted in the participant's first fiscal year of service. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares. Restricted stock may also be granted in the form of RSUs. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of a share of our common stock.
Restricted Stock Award Agreement. Each restricted stock grant shall be evidenced by an agreement that specifies the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten years following the date of grant.
Terms and Conditions of Performance Shares. Subject to the terms and conditions of the Plan, performance shares may be granted to our employees and consultants at any time and from time to time as determined at the discretion of the Administrator. The Administrator has complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any participant and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. However, no participant shall be granted performance share award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted on the participant's first fiscal year of service.
Performance Share Award Agreement. Each performance share grant shall be evidenced by an agreement that specifies such other terms and conditions as the Administrator, in its sole discretion, shall determine.
Terms and Conditions of Performance Units. Performance units are similar to performance shares, except that they are settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the Plan shall not be diminished as a result of the settlement of a performance unit. No participant shall be granted a performance unit award covering more than $1,500,000 in any of Microchip's fiscal years, except that a newly hired participant may receive a performance unit award covering up to $4,000,000 in the participant's first fiscal year of service.
Performance Unit Award Agreement. Each performance unit grant shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator.
Terms and Conditions of Deferred Stock Units. Deferred stock units consist of restricted stock, performance share or performance unit awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of award.
Dividend Equivalent Right Restrictions. The Plan does not permit the granting of dividend equivalent rights, including but not limited to, on options or SARs. Accordingly, in no event will dividend equivalent rights be paid out on unearned performance-based vesting awards under the Plan.
Awards to Non-Employee Directors. The Plan provides for initial and annual awards to non-employee directors within prescribed parameters. Specifically, each non-employee director is entitled to receive the following automatic grants: (i) for new non-employee directors, a grant of that number of RSUs equal to $160,000 divided by the fair market value of a share on the date of grant, rounded down to the nearest whole share (the "Initial RSU Grant"), and (ii) for continuing non-employee directors who have served at least three months on the date of the annual meeting, a grant of that number of RSUs equal to $84,000 divided by the fair market value of a share on the date of grant, rounded down to the nearest whole share (the "Annual RSU Grant"), provided that such non-employee director has been elected by the stockholders to serve as a member of the Board at that annual meeting. The Initial RSU Grant vests in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made. The Annual RSU Grant vests in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of our fiscal quarter in which the grant is made. Vesting of the Initial RSU Grant and the Annual RSU Grant is contingent upon the applicable non-employee director maintaining continued status as a non-employee director through the applicable vesting date.
Non-Transferability of Awards. Unless determined otherwise by the Administrator, an award granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an award granted under the Plan be exchanged for consideration. If the Administrator makes an award granted under the Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.
Acceleration upon Death. In the event that a participant dies while a service provider, 100% of his or her awards shall immediately vest.
Leave of Absence. In the event that a participant goes on an unpaid leave of absence, award vesting will cease until he or she returns to work, except as required by law or as determined by the Administrator.
Forfeiture on Misconduct. Should (i) a participant's service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) a participant makes any unauthorized use or disclosure of confidential information or trade secrets of Microchip or its parent or subsidiary, then all outstanding awards held by the participant will terminate immediately and cease to be outstanding, including both vested and unvested awards.
Adjustment Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the individual fiscal year limits applicable to restricted stock, RSUs, performance share awards, SARs and options, the number and class of shares of stock subject to any award outstanding under the Plan, and the exercise price of any such outstanding option or SAR or other award, provided that such automatic adjustments will not be made to the number of shares to be granted to our non-employee directors under the Plan. Any such adjustment shall be made by the Compensation Committee of our Board of Directors, whose determination shall be conclusive.
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Microchip, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a participant to have the right to exercise his or her option or SAR until ten days prior to such transaction as to all the shares covered by the award, including shares as to which the award would not otherwise be exercisable. The Administrator may provide that any repurchase option or forfeiture rights held by Microchip will lapse 100% and vesting will accelerate 100%, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent that it has not been exercised (with respect to options or SARs) or vested (with respect to other awards), an award will terminate immediately prior to the consummation of the proposed action.
Change of Control. In the event of a change of control of Microchip, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested. In such event, the Administrator shall notify the participant that each award subject to exercise is fully exercisable for 30 days from the date of such notice and that the award terminates upon expiration of such period.
Amendment, Suspensions and Termination of the Plan. Our Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("Rule 16b-3") or Section 422 of the Code, or any similar rule or statute. The Plan will terminate in May 2022 unless earlier terminated by the Board of Directors.

Federal Tax Information
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Plan. Tax consequences for any particular individual may be different.
Options. Options granted under the Plan are nonstatutory options that do not qualify as incentive stock options under Section 422 of the Code.
A participant will not recognize any taxable income at the time the participant is granted a nonstatutory option. However, upon its exercise, the participant will recognize taxable income generally measured as the excess of the then-fair market value of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by a participant who is also our employee will be subject to tax withholding by us. Upon resale of such shares by the participant, any difference between the sale price and the participant's exercise price, to the extent not recognized as taxable income as described above, will be treated as short-term or long-term capital gain or loss, depending on the holding period.
Stock Appreciation Rights. No taxable income is reportable when an SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received and/or the amount of cash received. Any taxable income recognized in connection with exercise of an SAR by a participant who is also our employee will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of our common stock would be a capital gain or loss.
Restricted Stock, Performance Units and Performance Shares. A participant will not have taxable income upon grant (unless, with respect to restricted stock that is not in the form of RSUs, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting/delivery equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares of our vested common stock. Any taxable income recognized in connection with an award of restricted stock, performance units, and performance shares by a participant who is also our employee will be subject to tax withholding by us.
Deferred Stock Units.  Typically, a participant will recognize employment taxes upon the vesting of a deferred stock unit and income upon its delivery. The participant may be subject to additional taxation, interest and penalties if the deferred stock unit does not comply with Section 409A of the Code.
Tax Effect for Microchip. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to our covered employees. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include (among others) stockholder approval of the Plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than stock options and stock appreciation rights, and establishing performance criteria that must be met before the award actually will vest or be paid. The Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.
Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A of the Code also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A of the Code imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A of the Code requires that such individual's distribution commence no earlier than six months after such officer's separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A of the Code which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND MICROCHIP UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.
Accounting Treatment. Under current accounting rules mandating expensing for all compensatory equity awards, including stock options and RSUs, we recognize compensation expense for all awards granted under the Plan. This will result in a direct charge to our reported earnings.
Number of Awards Granted to Employees, Consultants, and Directors
The amount, timing, and value of discretionary awards under the Plan, including grants to our CEO and our four other most highly compensated executive officers, is in the discretion of the Administrator and therefore not determinable in advance. The future award of RSUs to non-employee directors is subject to the election of such individuals as directors and the fair market value of the common stock on the date the RSUs are granted. No options were granted under the Plan during fiscal 2017. The following table sets forth the aggregate number of RSUs granted under the Plan during fiscal 2017 to each of our named executive officers; executive officers as a group; directors who are not executive officers as a group; and all employees who are not executive officers as a group:

EQUITY GRANTS IN FISCAL 2017

Name of Individual or Identity of Group and Position	Number of Shares Subject to RSUs Granted	Weighted Average Fair Value (1)
Steve Sanghi CEO and Chairman of the Board	84,508	$50.05
Ganesh Moorthy President and COO	50,413	$50.51
Mitchell R. Little VP, Worldwide Sales and Applications	16,278	$50.07
Stephen V. Drehobl VP, MCU8 and Technology Development Division	18,749	$50.07
J. Eric Bjornholt VP, CFO	11,932	$50.08
All current executive officers as a group (6 people)	195,739	$50.18
All current directors who are not executive officers as a group (4 people)	5,488	$58.40
All other employees as a group	1,434,428	$51.61
(1) Represents the weighted average fair value per share as of the grant date.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2018. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.
We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board of Directors chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $6,099,416 for fiscal 2017 and $3,525,475 for fiscal 2016. Our audit fees in fiscal 2017 were significantly higher than our audit fees in fiscal 2016 due to our acquisition of Atmel resulting in higher fees for audit, purchase accounting and related tax work.
Audit-Related Fees
This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. There were no fees billed by Ernst & Young LLP for such services in each of the last two fiscal years.
Tax Fees
This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in either of the last two fiscal years for such services were approximately $842,330 for fiscal 2017 and $830,885 for fiscal 2016.
All Other Fees
This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2017 or fiscal 2016.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2017, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.
Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2017 and fiscal 2016 were compatible with maintaining the independence of Ernst & Young LLP.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2018. Abstentions will have the same effect as a vote against this proposal.
Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that stockholders vote "FOR" Proposal Three, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL FOUR

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 28, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2017 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2018 annual meeting.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" are not counted for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Four, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

PROPOSAL FIVE

APPROVAL OF FREQUENCY PERIOD OF ADVISORY COMPENSATION VOTE

In connection with Proposal Four, the Dodd-Frank Act also requires that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise Microchip on how frequently we should seek a Say-on-Pay vote.  By voting on this Proposal Five, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation once every one, two, or three years.
Because an advisory vote every year allows our stockholders to provide us with timely feedback regarding our compensation policies and practices, our Board of Directors believes that Say-on-Pay votes should be conducted annually. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.  Under SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.

Vote Required; Recommendation of the Board of Directors
The selection regarding the frequency of the stockholder vote on executive compensation receiving the highest number of "FOR" votes shall be approved on an advisory (non-binding) basis.  However, because this vote is advisory and not binding on the Board of Directors or us in any way, the Board of Directors may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Our Board of Directors unanimously recommends that stockholders vote to hold Say-on-Pay votes every year (as opposed to every two or three years) under Proposal Five.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of May 22, 2017 for: (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
The Vanguard Group, Inc. (2)	22,016,435	9.60
T. Rowe Price Associates, Inc.(3)	19,870,438	8.66
BlackRock, Inc. (4)	13,471,356	5.87
Steve Sanghi (5)	4,505,907	1.96
Matthew W. Chapman (6)	27,236	*
L.B. Day (7)	14,734	*
Esther L. Johnson	5,707	*
Wade F. Meyercord (8)	38,279	*
J. Eric Bjornholt (9)	15,477	*
Stephen V. Drehobl	14,263	*
Mitchell R. Little	8,576	*
Ganesh Moorthy (10)	199,695	*
All directors and executive officers as a group (10 people) (11)	4,879,341	2.13

* Represented less than 1% of the outstanding shares of common stock as of May 22, 2017. Our shares of common stock outstanding at May 22, 2017 were 229,398,261.

(1)
For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to stock options that are exercisable within 60 days of May 22, 2017. There are no stock purchase rights or RSUs that will vest within 60 days of May 22, 2017. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options that are exercisable within 60 days of May 22, 2017 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group.

(2)
Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2017, with the exception of the percentage of common stock held which is based on shares outstanding at May 22, 2017. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 21,647,402 shares of common stock and shared power to dispose of or direct the disposition of 369,033 shares of common stock; and (ii) has sole power to vote or direct the vote of 334,972 shares of common stock and shared power to vote or direct the vote of 36,574 shares of common stock.

(3)
Address is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 7, 2017, with the exception of the percentage of common stock held which is based on shares outstanding at May 22, 2017. Such Schedule 13G/A indicates that T. Rowe Price Associates, Inc. (i) has sole power to dispose of or direct the disposition of 19,870,438 shares of common stock; and (ii) has sole power to vote or direct the vote of 6,632,168 shares of common stock.

(4)
Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on January 25, 2017 with the exception of the percentage of common stock held which is based on shares outstanding at May 22, 2017. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 13,471,356, shares of common stock; and (ii) has sole power to vote or direct the vote of 11,644,678 shares of common stock.

(5)
Includes 1,552,971 shares held of record by The Sanghi Trust (the "Sanghi Trust") and 2,952,936 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"). Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.

(6)	Includes 6,000 shares issuable upon exercise of options that are exercisable within 60 days of May 22, 2017.

(7)	Includes 6,000 shares issuable upon exercise of options that are exercisable within 60 days of May 22, 2017.

(8)	Includes 29,279 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 9,000 shares issuable upon exercise of options that are exercisable within 60 days of May 22, 2017.

(9)	Includes 15,477 shares held of record by J. Eric Bjornholt and Lynn Bjornholt as trustees.

(10)	Includes 199,695 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees.

(11)	Includes an aggregate of 21,000 shares issuable upon exercise of options that are exercisable within 60 days of May 22, 2017.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program
The Compensation Committee of our Board of Directors, presently comprised of Mr. Day and Mr. Meyercord, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.
Our Executive Compensation Policy and Objectives
Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

•	rewards performance that may contribute to increased stockholder value,

•	attracts, retains, motivates and rewards individuals with competitive compensation opportunities,

•	aligns an executive officer's total compensation with our business objectives,

•	fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"

•	balances short-term and long-term strategic goals, and

•	builds and encourages ownership of our common stock.
Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.
We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2017 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2017 performance.
Executive Compensation Process
The Compensation Committee evaluates and establishes the compensation of our executive officers, including the named executive officers. The Compensation Committee seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than himself. Mr. Sanghi does not participate in deliberations relating to his own compensation.
The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us or utilize a specific peer group.
The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.
Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board of Directors and are the overall financial and business objectives on which incentive compensation is based.
The Compensation Committee sets the compensation of our Chairman and CEO, Mr. Sanghi, in the same manner as each of our other executive officers. In particular, the Compensation Committee considers Mr. Sanghi's level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of CEOs of other companies in the semiconductor or related industries in our market. Mr. Sanghi participates in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, his compensation is subject to the same performance metrics as our other executive officers under our Executive Management Incentive Compensation Plan ("EMICP"). The Compensation Committee recognizes that Mr. Sanghi's total compensation package is significantly higher than that of our other executive officers and the Compensation Committee believes this is appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time. In particular, the Compensation Committee believes that Mr. Sanghi's leadership has been key to the substantial revenue and profitability growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry over a number of years.
For fiscal 2017, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.
At our last annual meeting of stockholders held in August 2016, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 84.4% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2017.
Elements of Compensation
Our executive compensation program is currently comprised of four major elements:

•	annual base salary,

•	incentive cash bonuses,

•	equity compensation, and

•	compensation and employee benefits generally available to all of our employees.
The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.
Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.
Base Salaries. Since fiscal 2014, salary reviews for executive and non-executive employees have been conducted on a quarterly basis. Also, the budget for salary increases is established each quarter with any increases determined each quarter on a discretionary basis based on the performance reviews of the employees. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall revenue growth and revenue growth in our strategic business units, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. In addition to our quarterly salary reviews, in August 2016, after consideration of the increased roles and responsibilities of our executive officers in light of our acquisition of Atmel and other recent acquisitions, the need to incentivize and retain such officers and the significant cost synergies that were realized as a result of the integration activities following the closing of the Atmel acquisition, the Compensation Committee approved salary increases for each of our executive officers other than Mr. Moorthy. Mr. Moorthy's base salary was not increased in August 2016 because his base salary had been increased effective April 1, 2016 in connection with his promotion to President. After consideration of all of the factors described above and including the salary increases approved in August 2016, the base salaries for our named executive officers other than our CEO were increased by an average of approximately 8.0% over the course of fiscal 2017 and our CEO's base salary was increased by 13.0%.
Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP. Executive officers may also receive quarterly payments under the Discretionary Management Incentive Compensation Plan ("DMICP"). The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.
The performance metrics under the EMICP are determined by the Compensation Committee at the beginning of each quarter so that such compensation may qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.  The metrics may be based on either GAAP or non-GAAP financial results at the discretion of the Compensation Committee. The Compensation Committee typically uses non-GAAP information when setting the targets because it believes such targets are more useful in understanding our operating results due to the exclusion of non-cash, and other charges that many investors feel may obscure our underlying operating results. Our non-GAAP results exclude, as applicable, the effect of discontinued operations, share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), preclusion of revenue recognition under GAAP for inventory in the distribution channel on the acquisition dates of our acquisitions, revenue recognition changes related to Atmel and Micrel distributors, a loss on the inducement and extinguishment of our convertible debentures, non-cash interest expense on our convertible debentures, gains on equity securities, impairments on available-for-sale investments, the related income tax implications of these items, tax adjustments in accordance with ASC 740-270 and non-recurring tax events. The earnings per share metric changes each quarter. Each of the other performance metrics is reviewed each quarter but may be the same for multiple quarters.  The table below sets forth the performance metrics under the EMICP for each quarter of fiscal 2017:

Target Quarterly Measurement						Actual Results
Performance Metric	Q1 FY17%	Q2 FY17%	Q3 FY17%	Q4 FY17%	Target % of Bonus	Q1 FY17 Perf. %	Q1 FY17 Bonus Payout %	Q2 FY17 Perf. %	Q2 FY17 Bonus Payout %	Q3 FY17 Perf. %	Q3 FY17 Bonus Payout %	Q4 FY17 Perf. %	Q4 FY17 Bonus Payout %
Total sequential revenue growth	1.50	1.50	1.50	1.50	10.00	2.41	13.03	3.54	16.80	0.84	7.80	2.44	13.13
High performance micro-controller sequential revenue growth	3.00	3.00	3.00	3.00	4.00	(0.92)	(1.23)	3.88	5.17	3.45	4.6	10.84	14.45
Analog sequential revenue growth	2.00	2.00	2.00	2.00	4.00	1.07	2.76	4.67	7.56	1.39	3.19	1.05	2.73
Licensing sequential revenue growth	1.50	1.50	1.50	1.50	2.00 (1)	3.09	4.59	14.97	10.98	0.69	1.46	(3.23)	(1.15)
Gross margin percentage (non-GAAP)	57.00	53.00	54.00	56.00	15.00	59.75	25.31	57.21	23.29	57.84	29.42	59.24	27.15
Operating expenses as a percentage of sales (non-GAAP)	28.00	30.00	27.00	26.50	15.00	27.05	19.75	26.73	21.35	25.04	24.81	23.66	29.20
Operating income as a percentage of sales (non-GAAP)	28.00	22.00	26.00	28.50	15.00	32.70	26.75	30.48	31.20	32.81	32.02	35.58	32.70
Earnings per share (quarterly) (non-GAAP)	$0.64	$0.73	$0.85	$0.97	15.00 (1)	75.94	31.41	93.87	24.15	104.73	38.21	115.78	34.36
EMICP Total	N/A	N/A	N/A	N/A	80.00	N/A	122.37	N/A	160.00	N/A	141.5	N/A	152.58
DMICP Total	(2)	(2)	(2)	(2)	20.00	N/A	37.63	N/A	0	N/A	33.50	N/A	47.42

(1)	For Q1 of fiscal 2017, the "Target % of Bonus" was 3% for licensing sequential revenue growth and 14% for non-GAAP earnings per share.

(2)	Each quarter, the Target Quarterly Measurement under the DMICP is discretionary.

The total amount payable to each executive under the EMICP and the DMICP is based on a percentage of the executive's base salary at the beginning of the quarter.  The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year.  However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the EMICP (as disclosed in the table above) and payment of 20% as a discretionary award under the DMICP (as disclosed in the table above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary. In fiscal 2017, the quarterly payments under the EMICP for our named executive officers were targeted at an aggregate of approximately $425,962 for all such officers as a group. In fiscal 2017, the quarterly payments under the DMICP for our named executive officers were targeted at an aggregate of approximately $106,490 for all such officers as a group. Bonuses under the EMICP are subject to a maximum award of $2,500,000 per individual per performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years); however, all awards to date have been substantially less than such maximum amount.
The actual awards under the EMICP are based on our actual quarterly financial performance compared to the performance metrics and the actual awards under the DMICP are determined in the discretion of our Compensation Committee and can be significantly higher or lower than the 20% target.  The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2017, the specific total bonus percentages under both the EMICP and DMICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary for the associated quarter; for Mr. Moorthy it was 80% of his salary; for Mr. Little it was 46% of his salary; for Mr. Drehobl it was 45% of his salary; and for Mr. Bjornholt it was 32% of his salary. These bonus percentages did not change from the percentages used for fiscal 2016 except that Mr. Moorthy's target bonus percentage was increased from 61% of his salary effective April 1, 2016 in connection with his promotion to President of Microchip.
As indicated in the above table, for the first quarter of fiscal 2017, 3.0% of the quarterly EMICP payment was based on Microchip's licensing business unit achieving total sequential revenue growth of 1.5%.  Accordingly, if Microchip's licensing business unit's sequential revenue growth for the first quarter was 1.5%, then each executive would be paid the corresponding 3.0% of the EMICP target bonus amount for that quarter.  If Microchip's licensing business unit's revenue growth for the first quarter was 0.75%, then each executive would be paid a corresponding 1.5% of his target bonus amount for that quarter (i.e., 1/2 of the 1.5%) and if Microchip's licensing business unit's revenue growth for the first quarter was 3.0%, then each executive would be paid a corresponding 6.0% of the target bonus amount for that quarter (i.e., 3.0/1.5 of the 3.0%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above table.
As set forth in the above table, during fiscal 2017, consistent with our "pay-for-performance" philosophy, our CEO and other executive officers received bonuses under the EMICP for each quarter of fiscal 2017. Payments were also made under the DMICP for each quarter of fiscal 2017. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2017, the total bonus payments under the EMICP and the DMICP for our named executive officers, other than our CEO, ranged from $133,192 to $556,000. In fiscal 2017, Mr. Sanghi earned an aggregate EMICP bonus of $1,979,664, and an aggregate DMICP bonus of $415,687. Please see footnote 4 to the Summary Compensation Table on page 40 of this Proxy Statement which sets forth the actual amount of the EMICP and DMICP awards for each named executive officer for fiscal 2017. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2017, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.
We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.
The evergreen grants of RSUs for fiscal 2017 were awarded with vesting subject to meeting specified performance goals related to achieving certain levels of operating expenses or income over a specified time frame. Specifically, with respect to the RSU awards made in April 2016, the performance goal was related to achieving non-GAAP operating expenses for the three months ended June 30, 2016 of less than $187 million; with an achievement of $167 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in July 2016, the performance goal was related to achieving non-GAAP operating expenses for the three months ended September 30, 2016 of less than $280 million; with an achievement of $250 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in October 2016, the performance goal was related to achieving non-GAAP operating expenses for the three months ended December 31, 2016 of less than $270 million, with an achievement of $240 million of non-GAAP operating expense necessary for full vesting of the award. With respect to the awards made in January 2017, the performance goal was related to achieving non-GAAP operating expenses for the three months ended March 31, 2017 of less than $270 million, with an achievement of $240 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to each of the performance goals for the RSU grants, the goals exclude the impact of any acquisitions completed by Microchip during the performance period. Based on the actual results compared to the performance goals for each such period, all of the quarterly evergreen awards will vest at 100%; however, in addition to the performance-based vesting requirements, the vesting of each of the foregoing RSU awards is subject to the continued service of the officer on the vesting date which is approximately four years from the grant date.
Grants of RSUs in fiscal 2017 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2017, approximately 62% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.
Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.
In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,

•	the individual's future potential to influence our mid- and long-term growth,

•	the vesting schedule of the awards, and

•	the number and value of awards previously granted.
We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2017" at page 41 for information regarding RSUs granted during fiscal 2017 to our named executive officers.
Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors. This policy was proposed by our Nominating and Governance Committee and ratified by our Board of Directors in October 2003. Under this policy, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position. During fiscal 2017, all of our executive officers and directors were in compliance with the terms of such policy.
Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.
Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:

•	our employee stock purchase plans,

•	medical, dental, vision, employee assistance program, flexible spending, and disability insurance,

•	life insurance benefits,

•	a 401(k) retirement savings plan,

•	an employee cash bonus plan, and

•	vacation and paid time off.
Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.
Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.
Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $7,500 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 39 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2017, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.
401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first quarter of fiscal 2017 equal to $0.70 for each dollar contributed by the employee for the first 4% of their salary contributions. For the second quarter of fiscal 2017, our Compensation Committee approved discretionary matching contributions equal to $0.70 for each dollar contributed by the employee for the first 4% of their salary contributions. For the third quarter of fiscal 2017, our Compensation Committee approved discretionary matching contributions equal to $0.75 for each dollar contributed by the employee for the first 4% of their salary contributions. For the fourth quarter of fiscal 2017, our Compensation Committee approved discretionary matching contributions equal to $0.80 for each dollar contributed by the employee for the first 4% of their salary contribution. There are no required matching contributions under the plan.
Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.
The pay-out under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the first, second, third and fourth quarters of fiscal 2017, bonus awards were paid out at 155%, 155%, 170% and 200% of target for all employees, respectively. For each quarter, an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. Under the ECBP, for fiscal 2017, our named executive officers other than our CEO received total payments ranging from $15,671 to $26,154, and our CEO received $45,095.
Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.
We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.
Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our CEO, CFO, and our executive officers have entered into change of control agreements with us.
The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.
With respect to our CEO, CFO and VP of Worldwide Sales, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•
a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP Worldwide Sales, one year;

•
a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and VP of Worldwide Sales, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our CEO, the CFO and the VP of Worldwide Sales, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.
With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, if the executive officer terminates his employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•	a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2017, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Steve Sanghi (4)	$1,455,729	$2,967,448	$36,976,913	$—	2 years
Ganesh Moorthy (5)	412,000	345,446	16,490,420	—	1 year
Mitchell R. Little (5)	309,480	154,264	7,239,220	—	1 year
Stephen V. Drehobl (5)	270,035	131,902	8,336,624	—	1 year
J. Eric Bjornholt (5)	251,880	90,289	5,287,370	—	1 year

(1)	Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2017.

(2)
This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

(3)
Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.

(4)
The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

(5)
The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

Performance-Based Compensation and Financial Restatement
To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.
Tax Deductibility
Section 162(m) of the Code disallows a corporate income tax deduction for executive compensation paid to our named executive officers in excess of $1,000,000 per year, unless that income meets permitted exceptions. In order to enhance our ability to obtain tax deductions for executive compensation, our stockholders re-approved our EMICP in August 2016 at our annual meeting. Obtaining stockholder approval and complying with the other requirements of Section 162(m) allows us to seek to have such compensation under our EMICP qualify as performance-based compensation under Section 162(m). Additionally, our 2004 Equity Incentive Plan allows for the granting of performance-based awards such as RSUs. To the extent that we grant awards with such performance-based limitations, we would expect them to qualify as performance-based awards for purposes of Section 162(m).

To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any additional actions are advisable to obtain deductibility.
Conclusion
We believe that our executive team provided outstanding service to Microchip in fiscal 2017. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Wade F. Meyercord (Chair)	L.B. Day
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Steve Sanghi, CEO and Chairman of the Board	2017	$618,982	$51,071	$4,229,482		$2,395,351	$10,465	$7,305,351
	2016	645,619	30,832	8,812,155	(6)	1,264,648	7,688	10,760,942
	2015	624,897	27,690	3,459,535		1,381,146	8,218	5,501,486
Ganesh Moorthy, President and COO	2017	356,077	27,692	2,546,515		556,000	9,531	3,495,815
	2016	326,918	13,134	3,695,412	(6)	187,388	7,355	4,230,207
	2015	302,185	13,314	1,441,457		204,094	7,686	1,968,736
Mitchell R. Little, VP, Worldwide Sales and Applications	2017	305,999	19,901	815,010		243,218	11,490	1,395,618
	2016	295,507	15,243	1,730,738	(6)	133,146	7,939	2,182,573
	2015	287,167	12,482	679,590		145,980	8,546	1,133,765
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	2017	260,121	17,704	938,749		202,296	9,452	1,428,322
	2016	243,275	12,507	1,993,141	(6)	107,303	6,152	2,362,378
	2015	236,398	9,956	782,500		117,861	5,713	1,152,428
J. Eric Bjornholt, VP and CFO	2017	241,263	15,671	597,516		133,192	8,026	995,668
	2016	221,559	10,902	1,266,751	(6)	69,433	4,939	1,573,584
	2015	213,597	9,284	494,243		75,535	5,059	797,718

(1)	Represents the base salary earned by each executive officer in the specified fiscal year.

(2)	Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.

(3)
Represents the aggregate grant date fair value of awards of RSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2017, please refer to Note 15, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on May 30, 2017.

(6)
For fiscal 2016 stock awards include RSU grants under our evergreen grant program and also include RSU grants under our leadership grant program. Under the leadership grant program, Microchip conducted its succession planning process and merit-based RSU grants were made on September 1, 2015 to key employees based on the results of such process. The vesting of such RSUs was subject to a performance goal related to achieving a specified level of non-GAAP operating expenses for the three months ended December 31, 2015. This performance goal was achieved, and, as a result, the RSU grants under the leadership grant program will vest over 12 quarters with the first vesting on November 15, 2017.

(4)
Represents the aggregate amount of bonuses earned by each executive officer in the specified fiscal year under our EMICP and DMICP. Each executive officer received the following payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	EMICP	DMICP
Steve Sanghi	2017	$1,979,664	$415,687
	2016	937,893	326,755
	2015	1,052,992	328,154
Ganesh Moorthy	2017	461,160	94,840
	2016	139,024	48,364
	2015	155,279	48,815
Mitchell R. Little	2017	201,671	41,547
	2016	98,754	34,392
	2015	111,296	34,684
Stephen V. Drehobl	2017	167,321	34,975
	2016	79,699	27,604
	2015	89,838	28,023
J. Eric Bjornholt	2017	110,227	22,965
	2016	51,488	17,945
	2015	57,588	17,947

(5)
Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2017	$7,438	$3,027
	2016	4,619	3,069
	2015	5,804	2,414
Ganesh Moorthy	2017	7,511	2,020
	2016	5,183	2,172
	2015	5,514	2,172
Mitchell R. Little	2017	7,914	3,576
	2016	4,870	3,069
	2015	5,477	3,069
Stephen V. Drehobl	2017	7,339	2,113
	2016	4,633	1,519
	2015	4,408	1,305
J. Eric Bjornholt	2017	7,037	989
	2016	4,000	939
	2015	4,270	789

Grants of Plan-Based Awards During Fiscal 2017

The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2017. Actual payments for our bonus plans in fiscal 2017 are reflected in the Summary Compensation Table above. Equity awards in the table below were granted in fiscal 2017.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
	4/1/2016	—	—		—	21,675	929,207
Steve Sanghi	4/1/2016	—	—		—	588	25,972
	4/1/2016	—	—		—	1,483	67,477
	7/2/2016	—	—		—	20,755	933,873
	7/2/2016	—	—		—	563	26,064
	7/2/2016	—	—		—	1,420	67,635
	7/2/2016	—	—		—	1,621	79,438
	10/2/2016	—	—		—	16,840	953,932
	10/2/2016	—	—		—	457	26,494
	10/2/2016	—	—		—	1,152	68,348
	1/3/2017	—	—		—	16,389	956,134
	1/3/2017	—	—		—	444	26,493
	1/3/2017	—	—		—	1,121	68,415
	—	—	1,164,584	(4)	—	—	—
	—	—	291,146	(5)	—	—	—
	—	—	27,995	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
	4/1/2016	—	—		—	10,356	443,962
Ganesh Moorthy	4/1/2016	—	—		—	1,271	56,140
	4/1/2016	—	—		—	1,678	76,349
	4/1/2016	—	—		—	849	39,793
	7/2/2016	—	—		—	9,917	446,216
	7/2/2016	—	—		—	1,217	56,340
	7/2/2016	—	—		—	1,606	76,494
	7/2/2016	—	—		—	1,820	89,190
	10/2/2016	—	—		—	7,051	399,417
	10/2/2016	—	—		—	987	57,219
	10/2/2016	—	—		—	1,303	77,307
	10/2/2016	—	—		—	660	40,074
	10/8/2016	—	—		—	995	56,284
	1/3/2017	—	—		—	7,831	456,861
	1/3/2017	—	—		—	961	57,343
	1/3/2017	—	—		—	1,269	77,447
	1/3/2017	—	—		—	642	40,080
	—	—	263,680	(4)	—	—	—
	—	—	65,920	(5)	—	—	—
	—	—	15,846	(6)	—	—	—
	4/1/2016	—	—		—	4,258	182,540
Mitchell R. Little	4/1/2016	—	—		—	115	5,080
	4/1/2016	—	—		—	291	13,241
	7/2/2016	—	—		—	4,077	183,445
	7/2/2016	—	—		—	110	5,092
	7/2/2016	—	—		—	278	13,241
	10/2/2016	—	—		—	3,308	187,388
	10/2/2016	—	—		—	89	5,160
	10/2/2016	—	—		—	226	13,409
	1/3/2017	—	—		—	3,219	187,796
	1/3/2017	—	—		—	87	5,191
	1/3/2017	—	—		—	220	13,427
	—	—	113,889	(4)	—	—	—
	—	—	28,472	(5)	—	—	—
	—	—	11,903	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
	4/1/2016	—	—		—	4,903	210,192
Stephen V. Drehobl	4/1/2016	—	—		—	133	5,875
	4/1/2016	—	—		—	335	15,243
	7/2/2016	—	—		—	4,695	211,252
	7/2/2016	—	—		—	127	5,879
	7/2/2016	—	—		—	321	15,289
	10/2/2016	—	—		—	3,809	215,768
	10/2/2016	—	—		—	103	5,971
	10/2/2016	—	—		—	261	15,485
	1/3/2017	—	—		—	3,707	216,266
	1/3/2017	—	—		—	101	6,027
	1/3/2017	—	—		—	254	15,502
	—	—	97,213	(4)	—	—	—
	—	—	24,303	(5)	—	—	—
	—	—	10,386	(6)	—	—	—
	4/1/2016	—	—		—	84	3,710
J. Eric Bjornholt	4/1/2016	—	—		—	223	10,147
	4/1/2016	—	—		—	3,111	133,369
	7/2/2016	—	—		—	80	3,704
	7/2/2016	—	—		—	214	10,193
	7/2/2016	—	—		—	2,979	134,040
	10/2/2016	—	—		—	65	3,768
	10/2/2016	—	—		—	174	10,323
	10/2/2016	—	—		—	2,417	136,915
	1/3/2017	—	—		—	63	3,759
	1/3/2017	—	—		—	169	10,314
	1/3/2017	—	—		—	2,353	137,274
	—	—	64,481	(4)	—	—	—
	—	—	16,120	(5)	—	—	—
	—	—	9,688	(6)	—	—	—

(1)
Individual awards under our EMICP, DMICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period. The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years).

(2)	Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.

(3)
This column shows the full grant date fair value of RSU awards to the named executives in fiscal 2017. Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.

(4)	This annual target represents the amount targeted for estimated future payout in fiscal 2018 under Microchip's EMICP based on the executive officer's base salary at the end of fiscal 2017.

(5)	This annual target represents the amount targeted for estimated future payout in fiscal 2018 under Microchip's DMICP based on the executive officer's base salary at the end of fiscal 2017.

(6)	This annual target represents the amount targeted for future payout in fiscal 2018 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2017.

Summary Compensation Table and Grants of Awards Table Discussion
Based on the data in the Summary Compensation Table, the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 27.2% to 42.1% for our named executive officers in fiscal 2017. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.
We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	25,673	(1)	1,894,154
Steve Sanghi	25,261	(2)	1,863,757
	1,621	(2)	119,597
	23,424	(3)	1,728,223
	21,372	(4)	1,576,826
	20,320	(5)	1,499,210
	657	(5)	48,473
	1,483	(5)	109,416
	18,967	(6)	1,399,385
	569	(6)	41,981
	1,420	(6)	104,768
	680	(6)	50,170
	21,105	(7)	1,557,127
	752	(7)	55,483
	1,152	(7)	84,995
	21,670	(8)	1,598,813
	1,121	(8)	82,707
	690	(8)	50,908
	20,630	(9)	1,522,081
	588	(9)	43,383
	21,368	(10)	1,576,531
	563	(10)	41,538
	148,235	(11)	10,936,778
	23,622	(12)	1,742,831
	457	(12)	33,717
	21,675	(13)	1,599,182
	444	(13)	32,758
	21,675	(14)	1,599,182
	20,755	(15)	1,531,304
	16,840	(16)	1,242,455
	16,389	(17)	1,209,180

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	10,391	(1)	766,648
Ganesh Moorthy	849	(1)	62,639
	10,225	(2)	754,401
	1,820	(2)	134,280
	9,481	(3)	699,508
	660	(3)	48,695
	8,650	(4)	638,197
	642	(4)	47,367
	8,467	(5)	624,695
	307	(5)	22,650
	1,678	(5)	123,803
	7,677	(6)	566,409
	463	(6)	34,160
	1,606	(6)	118,491
	318	(6)	23,462
	8,794	(7)	648,821
	352	(7)	25,971
	1,303	(7)	96,135
	9,029	(8)	666,160
	323	(8)	23,831
	1,269	(8)	93,627
	8,638	(9)	637,312
	1,271	(9)	93,774
	8,947	(10)	660,110
	1,217	(10)	89,790
	62,067	(11)	4,579,303
	9,891	(12)	729,758
	987	(12)	72,821
	9,075	(13)	669,554
	961	(13)	70,903
	10,356	(14)	764,066
	9,917	(15)	731,676
	7,051	(16)	520,223
	995	(16)	73,411
	7,831	(17)	577,771

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	5,043	(1)	372,073
Mitchell R. Little	4,962	(2)	366,096
	4,601	(3)	339,462
	4,198	(4)	309,728
	3,991	(5)	294,456
	128	(5)	9,444
	291	(5)	21,470
	3,726	(6)	274,904
	112	(6)	8,263
	133	(6)	9,813
	278	(6)	20,511
	4,146	(7)	305,892
	147	(7)	10,846
	226	(7)	16,674
	4,257	(8)	314,081
	135	(8)	9,960
	220	(8)	16,232
	4,052	(9)	298,957
	115	(9)	8,485
	4,197	(10)	309,655
	110	(10)	8,116
	29,115	(11)	2,148,105
	4,640	(12)	342,339
	89	(12)	6,566
	4,258	(13)	314,155
	87	(13)	6,419
	4,258	(14)	314,155
	4,077	(15)	300,801
	3,308	(16)	244,064
	3,219	(17)	237,498

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	5,807	(1)	428,440
Stephen V. Drehobl	5,714	(2)	421,579
	5,298	(3)	390,886
	4,834	(4)	356,653
	4,596	(5)	339,093
	148	(5)	10,919
	335	(5)	24,716
	4,290	(6)	316,516
	154	(6)	11,362
	129	(6)	9,518
	321	(6)	23,683
	4,774	(7)	352,226
	170	(7)	12,543
	261	(7)	19,257
	4,901	(8)	361,596
	156	(8)	11,510
	254	(8)	18,740
	4,666	(9)	344,257
	133	(9)	9,813
	4,833	(10)	356,579
	127	(10)	9,370
	33,528	(11)	2,473,696
	5,343	(12)	394,207
	103	(12)	7,599
	4,903	(13)	361,743
	101	(13)	7,452
	4,903	(14)	361,743
	4,695	(15)	346,397
	3,809	(16)	281,028
	3,707	(17)	273,502

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	3,668	(1)	270,625
J. Eric Bjornholt	3,609	(2)	266,272
	3,346	(3)	246,868
	3,053	(4)	225,250
	2,903	(5)	214,183
	105	(5)	7,747
	223	(5)	16,453
	2,710	(6)	199,944
	81	(6)	5,976
	108	(6)	7,968
	214	(6)	15,789
	3,015	(7)	222,447
	120	(7)	8,854
	174	(7)	12,838
	3,096	(8)	228,423
	110	(8)	8,116
	169	(8)	12,469
	2,961	(9)	218,463
	84	(9)	6,198
	3,068	(10)	226,357
	80	(10)	5,902
	21,276	(11)	1,569,743
	3,391	(12)	250,188
	65	(12)	4,796
	3,112	(13)	229,603
	63	(13)	4,648
	3,111	(14)	229,530
	2,979	(15)	219,791
	2,417	(16)	178,326
	2,353	(17)	173,604

(1)The award vested in full on May 15, 2017.
(2)The award vests in full on August 15, 2017, subject to continued service on such date.
(3)The award vests in full on November 15, 2017, subject to continued service on such date.
(4)The award vests in full on February 15, 2018, subject to continued service on such date.
(5)The award vests in full on May 15, 2018, subject to continued service on such date.
(6)The award vests in full on August 15, 2018, subject to continued service on such date.
(7)The award vests in full on November 15, 2018, subject to continued service on such date.
(8)The award vests in full on February 15, 2019, subject to continued service on such date.
(9)The award vests in full on May 15, 2019, subject to continued service on such date.
(10)The award vests in full on August 15, 2019, subject to continued service on such date.
(11)The award vests quarterly over a three-year period commencing on November 15, 2017, subject to continued service on such dates.
(12)The award vests in full on November 15, 2019, subject to continued service on such date.
(13)The award vests in full on February 15, 2020, subject to continued service on such date.
(14)The award vests in full on May 15, 2020, subject to continued service on such date.
(15)The award vests in full on August 15, 2020, subject to continued service on such date.
(16)The award vests in full on November 15, 2020, subject to continued service on such date.
(17)The award vests in full on February 15, 2021, subject to continued service on such date.
(18)Represents the number of RSUs multiplied by $73.78, the closing price of our common stock on March 31, 2017.

STOCK VESTED
For Fiscal Year Ended March 31, 2017

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2017 for each of the named executive officers.

Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Sanghi, CEO and Chairman of the Board	110,729	6,855,508
Ganesh Moorthy, President and COO	42,898	2,664,329
Mitchell R. Little, VP, Worldwide Sales and Applications	21,751	1,346,653
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	25,046	1,550,671
J. Eric Bjornholt, VP and CFO	14,515	903,100

(1)	The values realized upon vesting for RSUs are based on the closing price of the Company's common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2017
All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.
Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.
We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2017.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Steve Sanghi	$—	$—	$—	$—	$—
Ganesh Moorthy	—	—	30,871	—	213,094
Mitchell R. Little	35,162	—	14,391	—	98,042
Stephen V. Drehobl	164,042	—	97,134	—	818,891
J. Eric Bjornholt	26,500	—	29,534	—	240,351

(1)
The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2017 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2017 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2017, may be issued upon the vesting of RSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),

•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),

•	Microchip 2004 Equity Incentive Plan,

•	SMSC 2002 Inducement Stock Option Plan,

•	SMSC 2003 Inducement Stock Option Plan,

•	SMSC 2004 Inducement Stock Option Plan,

•	SMSC 2005 Inducement Stock Option and Restricted Stock Plan,

•	SMSC 2009 Long Term Incentive Plan (the "LTIP"),

•	Supertex 2009 Equity Plan,

•	ISSC 2011 Equity Plan,

•	Micrel 2003 Incentive Award Plan,

•	Micrel 2012 Equity Incentive Award Plan,

•	Microchip 2012 Inducement Award Plan (the "2012 Inducement Plan"),

•	Atmel Corporation 2005 Stock Plan,

•	Newport Media, Inc. 2005 Stock Incentive Plan, and

•	Ozmo, Inc. 2005 Equity Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(2)	6,031,346	(3)	$40.58		14,150,695	(4)
Equity Compensation Plans Not Approved by Stockholders	821,227	(5)	$30.33		—
Total	6,852,573		$31.51	(6)	14,150,695

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)
Beginning January 1, 2005, the shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors. Upon the approval of our Board of Directors, 1,077,150 shares of common stock were reserved under the ESPP on January 1, 2017 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.10%) of the then outstanding shares of our common stock. Upon the approval of our Board of Directors, 215,430 shares of common stock were reserved under the IESPP on January 1, 2017 based on the automatic increase provision.

(3)
As of March 31, 2017, includes 5,981,292 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan, and 50,054 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.

(4)
As of March 31, 2017, includes 7,274,275 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.

(5)
As of March 31, 2017, includes 55,731 shares subject to outstanding SARs under the 2012 Inducement Plan. Also, includes 16,034 shares subject to outstanding awards under the 2009 LTIP; 1,360 shares subject to outstanding options under the 2004 Inducement Plan; 680 shares subject to outstanding options under the 2003 Inducement Plan; and 226 shares subject to outstanding options under the 2002 Inducement Plan. Also, includes 172,348 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014. Also, includes 1,239 shares subject to outstanding options under the 2011 Equity Plan that ISSC adopted prior to our acquisition of ISSC in July 2014. Also, includes 2,675 shares issuable upon the vesting of RSUs granted under the Micrel 2003 Incentive Award Plan, and 36,754 shares issuable upon the exercise of outstanding options granted under the Micrel 2003 Incentive Award Plan. Also, includes 98,158 shares issuable upon the vesting of RSUs granted under the Micrel 2012 Equity Incentive Award Plan, and 98,691 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan. Also, includes 337,331 shares issuable upon the vesting of RSUs granted under the Atmel Corporation 2005 Stock Plan.

(6)	As of March 31, 2017, there were a total of 433,117 shares subject to outstanding options, with a weighted average exercise price of $31.51 per share and a weighted average term of 5.02 years.

Equity Compensation Plans Not Approved by Stockholders

Microchip 2012 Inducement Award Plan
In August 2012, our Board of Directors approved the 2012 Inducement Plan. Under our 2012 Inducement Plan, SARs were granted to certain employees of SMSC as an inducement for them to enter employment with Microchip. The 2012 Inducement Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was adopted. The expiration date and other provisions of awards granted under the 2012 Inducement Plan, including vesting provisions, were established at the time of grant by the Compensation Committee. No SAR may have a term of more than ten years. If Microchip is acquired by merger, consolidation or asset sale, or there is a nomination and election of 50% or more of all members of the Board within a 36-month period whose election is without recommendation of the Board, then each outstanding SAR may be terminated at the discretion of any committee appointed by the Board upon notice to the award holder. Our Board of Directors may amend or terminate the 2012 Inducement Plan without stockholder approval, but no amendment of the 2012 Inducement Plan may adversely affect any award previously granted under the 2012 Inducement Plan without the written consent of the SAR holder.

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board of Directors adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting
At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2018 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2018 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 15, 2018. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2018 annual meeting must do so no later than April 14, 2018.

•
However, if we hold our 2018 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2017 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2018 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2018 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2017 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 3), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.
Date of Proxy Statement
The date of this proxy statement is July 13, 2017.

MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
(As Amended and Restated on May 16, 2017, subject to stockholder approval)
1.Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:
•to attract and retain the best available personnel,
•to provide additional incentive to Service Providers, and
•to promote the success of the Company’s business.
Awards granted under the Plan may be Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.
2.    Definitions. As used herein, the following definitions shall apply:
(a)    “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)    “Applicable Laws” means the legal requirements relating to the administration of equity compensation plans under state and federal corporate and securities laws and the Code.
(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.
(d)    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)    “Awarded Stock” means the Common Stock subject to an Award.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(1)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(2)    a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(3)    the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(4)    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (1) or (2) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
(j)    “Common Stock” means the common stock of the Company.
(k)    “Company” means Microchip Technology Incorporated.
(l)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term Consultant shall not include Directors who are compensated by the Company only for their service as Directors.
(m)    “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 13.
(n)    “Director” means a member of the Board.
(o)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(p)    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(1)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(2)    If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(3)    In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(s)    “Fiscal Year” means a fiscal year of the Company.
(t)    “Fiscal Quarter” means a fiscal quarter of the Company.
(u)    “Non-Employee Director” means a member of the Board who is not an Employee.
(v)    “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option under Section 422 of the Code and regulations promulgated thereunder.
(w)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.
(x)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)    “Option” means a stock option granted pursuant to the Plan.
(z)    “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)    “Participant” means the holder of an outstanding Award granted under the Plan.
(cc)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment or specific product or products, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or any other objectively determinable items including, without limitation, (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture, or (c) the effect of any changes in accounting principles affecting the Company’s or a business units’, region’s, affiliate’s or business segment’s reported results: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin or gross margin as a percentage of revenue, (vii) operating margin or operating margin as a percentage of revenue (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) net income, (xii) stock price, (xiii) return on equity, (xiv) total stockholder return, (xv) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvi) return on capital, (xvii) return on assets or net assets, (xviii) return on investment, (xix) operating profit or net operating profit, (xx) market share (which may include ranking for a specific product line or market share percentage for a given product line), (xxi) contract awards or backlog, (xxii) overhead or other expense reduction, (xxiii) credit rating, (xxiv) objective customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, and (xxix) objective employee metrics. The Performance Goals may differ from Participant to Participant and from Award to Award.
(dd)    “Performance Share” means a performance share Award granted to a Participant pursuant to Section 11.
(ee)    “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 12.
(ff)    “Plan” means this 2004 Equity Incentive Plan.
(gg)    “Restricted Stock” means Shares granted pursuant to Section 10 of the Plan.
(hh)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ii)    “Section 16(b)” means Section 16(b) of the Exchange Act, as amended.
(jj)    “Service Provider” means an Employee, Consultant or Non-Employee Director.
(kk)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.
(ll)    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 9 of the Plan.
(mm)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 36,300,000 Shares plus any Shares subject to any outstanding options under the Company’s 1993 or 1997 Nonstatutory Stock Option Plans that expire unexercised, up to a maximum of an additional 5,000,000 Shares.
The Shares may be authorized, but unissued, or reacquired Common Stock.
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a SAR will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an Award shall become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.
4.    Administration of the Plan.
(a)    Procedure.
(1)    Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.
(2)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
(3)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(4)    Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(1)    to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;
(2)    to select the Service Providers to whom Awards may be granted hereunder (other than the automatic grants to Non-Employee Directors provided for in Section 17 of the Plan);
(3)    to determine whether and to what extent Awards or any combination thereof, are granted under the Plan;
(4)    to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted under the Plan;
(5)    to approve forms of agreement for use under the Plan;
(6)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(7)    to construe and interpret the terms of the Plan and Awards;
(8)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(9)    to modify or amend each Award (subject to Sections 8(c), 9(b) and 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;
(10)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(11)    to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(12)    to determine the terms and restrictions applicable to Awards; and
(13)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
5.    Eligibility. Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Non-Employee Directors shall only receive Awards pursuant to Section 17 of the Plan.
6.    Limitations.
(a)    Nonstatutory Stock Option. Each Option shall be designated in the Notice of Grant as a Nonstatutory Stock Option.
(b)    No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.
(c)    162(m) Limitations. The following limitations shall apply to grants of Options and Stock Appreciation Rights to Participants:
(1)    No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 1,500,000 Shares; provided, however, that such limit shall be 4,000,000 Shares in the Participant’s first Fiscal Year of Company service.
(2)    The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).

(d)    Minimum Vesting Requirements.
(1)    General. Except as specified in Section 6(d)(2), Awards will vest no earlier than the one (1)-year anniversary of such Award’s grant date (except if accelerated pursuant to a Change of Control or a termination of the Participant’s status as a Service Provider due to a Participant’s death, or a Participant’s Disability) (each, an “Acceleration Event”).
(2)    Exception. Awards may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 6(d)(1) if the Shares subject to such Awards would not result in more than five percent (5%) of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Awards granted under the Plan (the “5% Limit”). Any Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Awards pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements as set forth in Section 6(d)(1) and to the discretionary vesting acceleration of Awards specified in this Section 6(d)(2).
7.    Term of Plan. The Plan is effective as of October 1, 2004 (the “Effective Date”). It shall continue in effect until May 22, 2022, unless sooner terminated under Section 21 of the Plan.
8.    Stock Options.
(a)    Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.
(b)    Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.
(c)    No Repricing. The exercise price for an Option may not be reduced. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, other Award or cash.
(d)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.
(e)    Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Subject to Applicable Laws, such consideration may consist entirely of:
(1)    cash;
(2)    check;
(3)    other Shares which (A) in the case of Shares acquired upon exercise of an option have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(4)    delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;
(5)    any combination of the foregoing methods of payment; or
(6)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f)    Exercise of Option.
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(g)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s misconduct, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(h)    Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(i)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such Option may be exercised by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
9.    Stock Appreciation Rights.
(a)    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
(b)    Exercise Price and Other Terms. Subject to Section 4(c) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the

Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. The exercise price may not be reduced. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR, other Award or cash.
(c)    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(1)    the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(2)    the number of Shares with respect to which the SAR is exercised.
With respect to SARs settled in Shares, until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the SAR, notwithstanding the exercise of the SAR.
(d)    Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, Shares or a combination thereof.
(e)    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(f)    Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
(g)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(h)    Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(i)    Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such SAR may be exercised by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

10.    Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 Shares of Restricted Stock); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock.
(b)    Restricted Stock Units. Restricted Stock may be granted in the form of Restricted Stock or units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. With respect to the units to acquire Shares, until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist.
(c)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(d)    Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.
(e)    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).
(f)    Dividends and Other Distributions. Until the restrictions set forth in the Restricted Stock Award agreement have lapsed, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares. However, to the extent the restrictions in the Restricted Stock Award have lapsed, Service Providers holding Shares of Restricted Stock will be entitled to receive dividends, even if there are other restrictions on the Shares of Restricted Stock (e.g., a lock up period due to a public offering or a restriction due to possession of material nonpublic information).
11.    Performance Shares.
(a)    Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 units of Performance Shares); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(c)    Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(d)    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Shares which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).
12.    Performance Units.
(a)    Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.
(b)    Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $1,500,000, provided, however, that such limit shall be $4,000,000 in the Participant’s first Fiscal Year of Company service.
(c)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.
(d)    Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.
(e)    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).
13.    Deferred Stock Units.
(a)    Description. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b)    162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Performance Share or Performance Unit Award.
14.    Death of Participant. In the event that a Participant dies while a Service Provider, then 100% of his or her Awards shall immediately vest.
15.    Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.
16.    Misconduct. Should (i) the Participant’s service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) the Participant makes any unauthorized use or disclosure of confidential information or trade secrets of the Company or any Parent or Subsidiary, then in any such event all outstanding Awards held by the Participant under the Plan shall terminate immediately and cease to be outstanding, including as to both vested and unvested Awards.
17.    Non-Employee Director Options.
(a)    Initial Grants. Each Non-Employee Director who first becomes a Non-Employee Director on or after May 5, 2010 (excluding any Non-Employee Director who previously served on the Board), shall be automatically granted that number of Restricted Stock Units equal to $160,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the “Initial RSU Grant”), as of the date that the individual first is appointed or elected as a Non-Employee Director. The Initial RSU Grant will vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of the Company’s fiscal quarter in which the grant is made. All vesting of the Initial RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
(b)    Annual Grants. On the date of the Company’s annual stockholders’ meeting, each Non-Employee Director who has served as a Non-Employee Director for at least three months on that date shall be automatically granted that number of Restricted Stock Units equal to $84,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the “Annual RSU Grant”), provided that such Non-Employee Director has been elected by the stockholders to serve as a member of the Board at that annual meeting. The Annual RSU Grant will vest in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of the Company’s fiscal quarter in which the grant is made. All vesting of the Annual RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
(c)    Additional Grant. On August 14, 2015 (the date of the Company’s 2015 annual meeting of stockholders), each Non-Employee Director who has served as a Non-Employee Director for at least five years on that date shall be automatically granted an additional grant of that number of Restricted Stock Units equal to $100,000 divided by the Fair Market Value, rounded down to the nearest whole Share, provided that such Non-Employee Director was elected by the stockholders to serve as a member of the Board at the annual meeting held August 14, 2015. The Restricted Stock Units subject to this grant will vest in equal 25% annual installments on each of the four anniversaries of the tenth day of the second month of the Company’s fiscal quarter in which the grant is made. Vesting of the additional grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
18.    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an Award be transferred in exchange for consideration. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
19.    Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.
(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) fiscal year share issuance limits under Sections 6(c), 10(a) and 11(a) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any such change in capitalization shall not affect the number of shares awarded under the automatic grants to Non-Employee Directors described in Sections 17(a) and (b), and provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
(c)    Change of Control.
(1)    Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
(2)    Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

20.    Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
21.    Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)    Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.
22.    Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.    Liability of Company.
(a)    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)    Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.
24.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

MICROCHIP TECHNOLOGY INCORPORATED
2017 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 22, 2017
9:00 a.m. Mountain Standard Time
2355 W. Chandler Blvd.
Chandler, Arizona 85224-6199

This Proxy is solicited on behalf of the Board of Directors 2017 ANNUAL MEETING OF STOCKHOLDERS

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2017 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for August 22, 2017, at 9:00 a.m., Mountain Standard Time, at Microchip's Chandler, Arizona facility at 2355 W. Chandler Blvd., Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the approval of the amendment and restatement of Microchip's 2004 Equity Incentive Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by 6,000,000, (ii) re-approve the 2004 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and (iii) make certain other changes; (3) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2018; (4) FOR approval, on an advisory (non-binding) basis, of the compensation of our named executives; and (5) FOR a frequency period of ONE YEAR regarding the frequency of holding an advisory (non-binding) vote on the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2017 Annual Meeting

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the internet to vote your proxy until 11:59 p.m. (CT) on August 21, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 21, 2017.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Steve Sanghi	☐	For	☐	Against	☐	Abstain
	02 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	03 L.B. Day	☐	For	☐	Against	☐	Abstain
	04 Esther L. Johnson	☐	For	☐	Against	☐	Abstain
	05 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2, 3 and 4, and for a frequency period of ONE YEAR on proposal 5.

2.
Proposal to approve the amendment and restatement of Microchip's 2004 Equity Incentive Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by 6,000,000, (ii) re-approve the 2004 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, and (iii) make certain other changes as set forth in the amended and restated 2004 Equity Incentive Plan.
				☐	For	☐	Against	☐	Abstain
3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2018.			☐	For	☐	Against	☐	Abstain
4.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.			☐	For	☐	Against	☐	Abstain
5.	Proposal to approve, on an advisory (non-binding) basis, the frequency of holding an advisory vote on the compensation of our named executives.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

Date _________________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.